UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 14, 2011

ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-32935	88-0331369
(Commission File Number)	(IRS Employer Identification No.)

9320 Priority Way West Drive, Indianapolis, Indiana 46240
(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code:  (317) 569-8234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported on the Current Report on Form 8-K filed by Arcadia Resources, Inc. (“Arcadia” or the “Company”) on October 12, 2011, PrairieStone Pharmacy, LLC (“PrairieStone”), a limited liability company, and Arcadia entered into a Forbearance Agreement dated October 6, 2011 (the “Forbearance Agreement”) with H.D. Smith Wholesale Drug Co. (“HD Smith”) related to the Line of Credit and Security Agreement (the “HD Smith LOC Agreement”), the Line of Credit Note (the “HD Smith Note”) and the Unlimited Continuing Guaranty (the “Guaranty”), all dated as of April 23, 2010.  As part of the Forbearance Agreement, PrairieStone is in the process of selling all of its member interest or assets, including the DailyMedTM pharmacy business, to a third party (the “Sale Transaction”).  The proceeds of the Sale Transaction will be used to satisfy PrairieStone’s obligations to HD Smith under the HD Smith LOC Agreement and the HD Smith Note.  The Forbearance Agreement remains in effect until the earlier of (a) November 18, 2011 or (b) two (2) business days following the receipt of notification from the prospective purchaser(s) that they no longer intend to pursue a potential Sale Transaction.  If the Forbearance Period ends without a Sale Transaction, the Company will wind-down its Pharmacy Segment in accordance with the provisions of the Forbearance Agreement.

In connection with the changes in the Pharmacy Segment, the position of Executive Vice President – Pharmacy has been eliminated.  As a result, on October 14, 2011, Charles Goodall left his employment with the Company.  In connection with his departure, Mr. Goodall will be eligible to receive the benefits set forth in Section 5(b) of his Employment Agreement with Arcadia dated December 23, 2009, a copy of which has been previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2011	Arcadia Resources, Inc.

	By:	/s/ Matthew R. Middendorf
Matthew R. Middendorf
	Its:	Chief Financial Officer, Treasurer and Secretary